Exhibit 99.1
FOR IMMEDIATE RELEASE
Thursday, November 3, 2011
7:30 a.m. CDT
TELEVISION COMPANY BELO CORP. (BLC) REPORTS RESULTS FOR
THIRD QUARTER 2011
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported GAAP net earnings per share in the third quarter of 2011 of $0.13 compared to GAAP net earnings per share of $0.13 in the third quarter of 2010. The third quarter of 2011 includes a previously disclosed credit of $0.02 per share related to the satisfactory resolution of a tax matter.
     Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Belo reported solid earnings for the third quarter of 2011, while cycling against more than $11 million of political revenue in the third quarter of 2010. Excluding political, Belo’s third quarter 2011 core spot revenue was down 2 percent from the prior year, with July being the softest month of the quarter and both August and September showing sequential improvement in year-to-year revenue comparisons. The automotive category in the third quarter of 2011 was flat when compared with the third quarter of 2010, with a 7 percent increase in the month of September and continued momentum into the fourth quarter. The Company reduced its combined station and corporate operating costs by 3.7 percent from the third quarter of 2010.”
Third Quarter in Review
Operating Results
     Total revenue decreased 7 percent in the third quarter of 2011 versus the third quarter of 2010. Total spot revenue, excluding political, was down 2 percent with local spot revenue flat and national spot revenue down 5 percent. Political revenue in the third quarter of 2011 was $2.1 million compared to $11.2 million in the third quarter of 2010. Total spot revenue, including political, was down 9 percent in the third quarter of 2011 compared to the third quarter of 2010.
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Belo Announces Third Quarter 2011 Results
November 3, 2011
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     Other revenue, which includes barter and trade advertising, network compensation, Internet advertising and retransmission revenue, was flat in the third quarter of 2011 compared to the third quarter of 2010 as a double-digit percentage increase in combined retransmission and Internet revenue was offset by declines in network compensation and miscellaneous revenue.
     Station salaries, wages and employee benefits decreased $0.8 million, or 1.5 percent, during the third quarter of 2011 versus the third quarter of 2010 due primarily to lower accrued bonus expense. Station programming and other operating costs were essentially flat in the third quarter of 2011 compared to the third quarter of 2010.
Corporate
     Corporate operating costs of $5.1 million in the third quarter of 2011 were $3.6 million lower than the third quarter of 2010 due primarily to lower expenses for pension, accrued bonuses and technology support costs.
     Combined station and corporate operating costs were down 3.7 percent in the third quarter of 2011 compared to the third quarter of 2010.
Other Items
     Belo’s depreciation expense totaled $7.6 million in the third quarter of 2011, down from $8.4 million in the third quarter of 2010.
     The Company’s interest expense decreased $2.3 million in the third quarter of 2011 compared to the third quarter of 2010 due primarily to lower borrowings on its revolving credit facility and lower ongoing fees resulting from the Company’s election in 2010 to reduce the commitment amount under that facility.
     Income tax expense decreased $3.6 million in the third quarter of 2011 compared to the third quarter of 2010 due primarily to lower pre-tax earnings and a previously disclosed $2.5 million benefit related to the satisfactory resolution of a tax matter.
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Belo Announces Third Quarter 2011 Results
November 3, 2011
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     Total debt at September 30, 2011, was $887 million, which consists entirely of fixed-rate public debt. The Company had nothing drawn on its credit facility and $45 million in cash and marketable securities at September 30, 2011. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 3.8 times at September 30, 2011. Belo invested $3.5 million in capital expenditures in the third quarter of 2011 and currently expects full year capital expenditures to be approximately $16 million.
Non-GAAP Financial Measures
     A reconciliation of station adjusted EBITDA to earnings from operations and a reconciliation of net earnings to pro forma net earnings are set forth in an exhibit to this release.
Outlook
     Looking to the fourth quarter, Shive said, “With the automotive category continuing to show improvement, we are currently estimating spot revenue without political to be up 3 to 4 percent in the fourth quarter of 2011 compared to the fourth quarter of 2010. Our stations generated $35.7 million of political revenue in the fourth quarter of 2010, which we will cycle against in the fourth quarter of 2011. As a result, we are currently estimating fourth quarter total revenue to be down in the low teens versus the prior year’s fourth quarter.
     “Combined station and corporate operating costs are currently estimated to be down about 3 percent in the fourth quarter of 2011 compared to the fourth quarter of 2010.”
     A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 10:00 a.m. CDT this morning. The conference call will be simultaneously webcast on Belo Corp.’s website (www.belo.com/invest). Following the conclusion of the webcast, a replay of the conference call will be archived on Belo’s website. To access the listen-only conference lines, dial 1-888-423-3276. A replay line will be open from 3:00 p.m. CDT on November 3 until 11:59 p.m. CST November 17. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 220997.
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Belo Announces Third Quarter 2011 Results
November 3, 2011
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About Belo Corp.
     Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-4465.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes, including changes regarding spectrum; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands, except per share amounts	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Operating Revenues	$151,999	$163,853	$469,848	$481,167
Operating Costs and Expenses
Station salaries, wages and employee benefits	52,467	53,273	160,828	156,408
Station programming and other operating costs	51,788	51,573	154,549	144,219
Corporate operating costs	5,112	8,738	18,103	26,202
Pension settlement charge and contribution reimbursements reimbursements	—	(300)	20,466	(8,572)
Depreciation	7,614	8,449	23,245	26,462

Total operating costs and expenses	116,981	121,733	377,191	344,719

Earnings from operations	35,018	42,120	92,657	136,448

Other Income and (Expense)
Interest expense	(17,771)	(20,037)	(53,804)	(59,740)
Other income, net	986	21	1,815	129

Total other income and (expense)	(16,785)	(20,016)	(51,989)	(59,611)

Earnings before income taxes	18,233	22,104	40,668	76,837
Income tax expense	4,520	8,159	13,182	29,825

Net earnings	$13,713	$13,945	$27,486	$47,012

Net earnings per share — Basic	$0.13	$0.13	$0.26	$0.45

Net earnings per share — Diluted	$0.13	$0.13	$0.26	$0.45

Weighted average shares outstanding
Basic	103,681	103,107	103,570	102,982
Diluted	104,039	103,502	103,959	103,397

Dividends declared per share	$0.05	$—	$0.10	$—

Belo Corp.
Consolidated Condensed Balance Sheets

	September 30,	December 31,
In thousands	2011	2010
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$45,422	$8,309
Accounts receivable, net	130,272	144,992
Income tax receivable	32,812	37,921
Other current assets	18,669	19,574

Total current assets	227,175	210,796

Property, plant and equipment, net	145,295	164,439
Intangible assets, net	725,399	725,399
Goodwill	423,873	423,873
Other assets	65,597	65,883

Total assets	$1,587,339	$1,590,390

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$15,280	$20,744
Accrued expenses	36,331	52,274
Short-term pension obligation	17,830	36,571
Accrued interest payable	18,372	10,405
Income taxes payable	3,471	13,701
Dividends payable	5,184	—
Deferred revenue	4,236	3,505

Total current liabilities	100,704	137,200

Long-term debt	886,778	897,111
Deferred income taxes	254,920	206,765
Pension obligation	51,581	155,510
Other liabilities	17,259	23,162
Total shareholders’ equity	276,097	170,642

Total liabilities and shareholders’ equity	$1,587,339	$1,590,390

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station Adjusted EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2011	2010	2011	2010
Station Adjusted EBITDA (1)	$47,744	$59,007	$154,471	$180,540
Corporate operating costs	(5,112)	(8,738)	(18,103)	(26,202)
Depreciation	(7,614)	(8,449)	(23,245)	(26,462)
Pension settlement charge and contribution reimbursements	—	300	(20,466)	8,572

Earnings from operations	$35,018	$42,120	$92,657	$136,448

Note 1:	Belo’s management uses Station Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension settlement charge and contribution reimbursements, and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Pro Forma Net Earnings
In thousands, except per share amounts (unaudited)

	Three months ended		Three months ended
	September 30, 2011		September 30, 2010
	Earnings	EPS	Earnings	EPS
Net earnings	$13,713	$0.13	$13,945	$0.13

Pension contribution reimbursement, net of tax	—	—	(183)	(0.00)

Pro forma net earnings	$13,713	$0.13	$13,762	$0.13

	Nine months ended		Nine months ended
	September 30, 2011		September 30, 2010
	Earnings	EPS	Earnings	EPS
Net earnings	$27,486	$0.26	$47,012	$0.45

Pension settlement charge and contribution reimbursements, net of tax	13,323	0.13	(5,229)	(0.05)

Pro forma net earnings	$40,809	$0.39	$41,783	$0.40